                BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG
                        333 WEST WACKER DRIVE, SUITE 2700
                             CHICAGO, ILLINOIS 60606
                            Telephone (312) 984-3100
                            Facsimile (312) 984-3150



                                   May 3, 1999


Quad City Holdings, Inc.
3551 7th Street
Suite 100
Moline, Illinois 61265


                  Re:  QUAD CITY HOLDINGS CAPITAL TRUST I


Ladies and Gentlemen:

                  We have acted as special counsel for Quad City Holdings, Inc., a Delaware corporation (the "Company"), in connection with the matters set forth herein. At your request, this letter is being furnished to you.

                  For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

                  (a) The Certificate of Trust (the "Certificate of Trust") of Quad City Holdings Capital Trust I, a Delaware business trust (the "Trust"), as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on April 27, 1999;

                  (b) The Trust Agreement of the Trust, dated as of April 27, 1999, among the Company; First Union Trust Company, National Association, a national banking association with its principal place of business in the State of Delaware ("First Union"), as trustee (the "Delaware Trustee"); and Douglas M. Hultquist, Michael A. Bauer and Shellee Showalter, as administrative trustees (the "Administrative Trustees");

                  (c) The Registration Statement (the "Registration Statement") on Form S-2, including a preliminary prospectus with respect to the Trust (the "Prospectus"), relating to the Capital Securities of the Trust representing preferred undivided beneficial ownership interests in the assets of the Trust (each, a "Capital Security" and collectively, the "Capital Securities"), to be filed by the Company and the Trust with the Securities and Exchange Commission;

                  (d) A form of Amended and Restated Trust Agreement for the Trust, to be entered into between the Company, the trustees of the Trust named therein, and the holders, from time to time, of the undivided beneficial ownership interests in the assets of such Trust, attached as an exhibit to the Registration Statement (the "Trust Agreement");

                  (e) A form of Indenture to be entered into between the Company and First Union, as Indenture Trustee (the "Indenture");

                  (f) A form of Capital Securities Guarantee Agreement to be entered into between the Company and First Union, as Guarantee Trustee (the "Guarantee");

                  (g) the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 4, 1993, as amended on July 22, 1993, July 29, 1993, October 16, 1996, and November 9, 1998 and the Company's Bylaws, as amended;

                  (h) Resolutions of the Board of Directors of the Company (the "Board") relating to the Offering, dated January 20, 1999, and March 24, 1999;

                  (i) a form of subordinated debenture to represent the subordinated debentures approved by the Board (the "Debenture"); and

                  (j) The Agreement as to Expenses and Liabilities to be entered into between the Company and the Trust (the "Expense Agreement" and collectively with the Indenture, the Trust Agreement, the Guarantee and the Debenture, the "Operative Documents").

BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG

Quad City Holdings, Inc.
May 3, 1999
Page 2


         Capitalized terms used but not defined in this opinion shall have the meanings given such terms in the Trust Agreement.

         (1) Based solely on certificates received from management of the Company and from the Secretary of State of the State of Delaware, the State of Illinois and the State of Iowa, the Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and is duly qualified to do business as a foreign corporation in the State of Illinois, the State of Iowa and in each other jurisdiction in which it owns or leases properties, has an office, or in which business is conducted and such qualification is required, except where the failure to so qualify would not reasonably be expected to have a material adverse effect.

         (2) The Company has full corporate power and authority to enter into and perform its obligations under the Operative Documents, and the performance of the Company's obligations thereunder have been duly authorized by all necessary corporate action of the Company and, when properly executed and delivered, the Operative Documents, do and will, to our knowledge: (i) constitute legal, valid and binding agreements of the Company enforceable in accordance with their terms, except that rights to indemnity or contribution may be limited or denied by applicable

BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG

Quad City Holdings, Inc.
May 3, 1999
Page 3

law and except as may be limited or denied by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles limiting the right to specific performance or other equitable relief; and (ii) no consent, approval, authorization or other order or decree of any court, regulatory or governmental body, arbitrator, administrative agency, or other instrumentality of the United States or any other jurisdiction having jurisdiction over the Company is necessary for the execution and delivery of the Operative Documents in connection with the issuance or sale of the Debentures pursuant to the Indenture and the Trust Agreement or the consummation by the Company of any other transactions contemplated thereby.

         (3) The execution, delivery and performance of the Operative Documents by the Company, will not, to our knowledge, contravene any of the provisions of, or result in a default under: (ii) the Certificate of Incorporation or Bylaws of the Company, or of any material contract, agreement, lease, franchise, license, indenture, permit, loan agreement, deed of trust, or other evidence of indebtedness or other instrument known to us and to which the Company is a party or by which the Company or any of its material owned or leased properties is bound; and (ii) will not violate any statute, ordinance, order, rule, decree or regulation of any court, regulatory or governmental body, arbitrator, administrative agency or other instrumentality of the United States or other jurisdiction having jurisdiction over the Company or its properties.

         With respect to the opinions expressed above, we are qualified to practice law in the State of Illinois and express no opinion concerning any law other than the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the laws of the United States of America.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Opinions" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is being furnished to you solely for your benefit in connection with the transactions set forth above. It may not be relied upon by, nor a copy of it delivered to any other party, without our prior written consent. This opinion is based upon our knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.


                                       Very truly yours,

                                       BARACK FERRAZZANO KIRSCHBAUM
                                       PERLMAN & NAGELBERG